Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
GEOVAX LABS, INC.
GeoVax Labs, Inc. (the “Corporation”), does hereby certify that the Corporation’s Certificate of Incorporation originally filed with the Delaware Secretary of State on June 17, 2008, as amended by that certain Certificate of Merger filed June 18, 2008, is hereby further amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.
The Corporation does also hereby certify that this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222, and 242 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation of the Corporation is amended as follows:
The first paragraph of Article IV of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:
“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 2,010,000,000 shares, which are divided into two classes consisting of: (a) 2,000,000,000 shares of Common Stock, par value $0.001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.”
The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on April 13, 2010.

GEOVAX LABS, INC.
/s/ Robert T. McNally
ROBERT T. MCNALLY
Chief Executive Officer/President

ATTEST:
/s/ Mark W. Reynolds
MARK W. REYNOLDS
Chief Financial Officer/Corporate Secretary

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